EXHIBIT 8.1
Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, NY 14202
Tel: 716.856.4000
May 2, 2011
Brookfield Residential Properties Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario, Canada M5J 2T3
Ladies and Gentlemen:
          We have acted as United States tax counsel to Brookfield Residential Properties Inc., an Ontario corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment on Form F-1 to Form F-4 Registration Statement No. 333-169867 (the “Amendment”) filed as of the date hereof with the Securities and Exchange Commission (the “Commission”), with respect the offering of 51,500,000 common shares issued by the Company to Brookfield Properties Corporation (“Brookfield Office Properties”) through (1) a distribution of transferable rights to purchase up to 25,235,000 of the Company’s common shares that will be made by Brookfield Office Properties to the common shareholders of Brookfield Office Properties, and (2) a sale to Brookfield Asset Management, Inc. under a standby commitment agreement of the number of Company common shares that it would have been entitled to purchase if it had received its pro rata share of rights as a shareholder under the rights distribution plus any of such shares not purchased by the other shareholders under their rights. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Amendment.
          In our opinion, the statements under the heading “Material United States Federal Income Tax Consequences for U.S. Holders of Brookfield Residential Common Shares” in the Amendment, insofar as such statements constitute a summary of the United States federal tax laws referred to therein (and subject to the conditions and limitations described therein), accurately summarizes in all material respects the United States federal tax laws referred to therein.
          We express no opinion other than that expressed herein. This opinion is furnished to you solely for use in connection with the Amendment. We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to our firm name in the Amendment in connection with references to this opinion and the section in the Amendment entitled “Material U.S. Federal Income Tax Consequences for U.S. Holders of Brookfield Residential Common Shares.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours, HODGSON RUSS LLP
By:	/s/ Carol A. Fitzsimmons
Carol A. Fitzsimmons, Partner